FOR IMMEDIATE RELEASE

 American Realty Capital Global Trust
Names Patrick Goulding as Chief Financial Officer

New York, New York, July 8, 2014 – American Realty Capital Global Trust, Inc. (“ARC Global” or the “Company”) announced today that Patrick J. Goulding has been named Chief Financial Officer to succeed Nicholas Radesca, effective July 1, 2014. Mr. Goulding joins ARC Global from Morgan Stanley, where he most recently served as a managing director and global head of portfolio management for Morgan Stanley’s opportunistic real estate platform. As Chief Financial Officer, Mr. Goulding will be responsible for the financial operations of the Company and will report to Michael Weil, President and Chief Operating Officer of ARC Global.

“I am pleased to welcome Patrick to ARC Global,” said Mr. Weil. “With over 25 years of experience in the real estate sector, Patrick brings a wealth of expertise managing alternative investments and implementing finance and operating structures to support global investment activities. We look forward to Patrick’s contributions as we continue to capitalize on the significant growth and investment opportunities in the global sale-leaseback market.”

Mr. Goulding added, “I am excited to join ARC Global and look forward to working with Mike and the entire ARC Global team. I also look forward to working with ARC Global’s European partner, Moor Park, a leader in global corporate sale lease-back investing. Our partnership with Moor Park will help ARC Global expand our platform in Europe as we continue to execute our strategy to build a diversified, high-quality and value enhancing sale-leaseback structured portfolio.”

Prior to joining Morgan Stanley in 2010, Mr. Goulding served as managing director at Strategic Value Partners, a global alternative investment firm. Mr. Goulding has more than 25 years of experience in real estate finance accounting and operations and is a fellow of the institute of chartered accountants in Ireland. Mr. Goulding is a graduate of the Waterford Institute of Technology in Waterford, Ireland.

About ARC Global

ARC Global is a publicly registered, non-traded real estate investment (“REIT”) that intends to elect to be taxed as a REIT for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Patrick Goulding, CFO	Andrew G. Backman, Managing Director
DDCworks	American Realty Capital Global Trust, Inc.	Investor Relations
tdefazio@ddcworks.com	pgoulding@arlcap.com	RCS Capital Corporation
Ph: (484) 342-3600	Ph: (917) 475-2182	abackman@rcscapital.com
Ph: (917) 475-2135